UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

May 7, 2014
Date of Report (Date of earliest event reported)

IHOOKUP SOCIAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52917	98-0546715
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

125 E. Campbell Ave., Campbell, California 95008
(Address of principal executive offices) (Zip Code)

(855) 473-7473
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

On May 7, 2014, iHookup Social, Inc., formerly known as Titan Iron Ore Corp. (“we,” “us,” “our,” the “Company,” “iHookup” and “Titan”), completed the termination of a material agreement relating to certain properties in Wyoming with Wyomex Limited Liability Company, a Wyoming limited liability company (“Wyomex”).

Item 1.02 Termination of a Material Definitive Agreement.

On May 26, 2011, J2 Mining Ventures Ltd. (“J2 Mining”) and Wyomex entered into an option agreement (“Option Agreement”), pursuant to which Wyomex, as optionor, granted to J2 Mining, as optionee, an exclusive right and option to acquire the rights held by Wyomex under: (i) that certain Mineral Lease Agreement dated November 12, 2008, and as amended by an Extension Agreement dated February 1, 2012 (the “Lease”), for leasing certain surface and mineral rights to the property located at Southwest Quarter of Section 22, Township 19 North, Range 71 West, 6th Principal Meridian, Albany County, Wyoming (“Leased Real Property”); and (ii) certain unpatented lode mining claims situated in an unorganized mining district, Albany County, Wyoming, in Sections 14 and 24, Township 19 North, Range 72 West, 6th Principal Meridian, the names of which and the place of record of the location notices thereof in the official records of the county recorder and the authorized office of the Bureau of Land Management (“Unpatented Mining Claims,” and together with the Lease, the “Wyoming Iron Complex”).

Pursuant to an Assignment Agreement dated September 30, 2011 (“Assignment Agreement”), J2 Mining assigned all of its rights and obligations under the Option Agreement in exchange for 18,000,000 shares of our common stock.

On March 30, 2012, we entered into that certain Asset Purchase Agreement with Wyomex LLC (“Asset Purchase Agreement”), whereby Wyomex sold to Titan all of Wyomex’s rights, title, estate and beneficial interest in (i) the Wyoming Iron Complex and (ii) associated rights, including any improvements, permits, records, authorizations and information relating to Wyoming Iron Complex. The purchase price was $7,000,000, which was to be paid as follows:

•	Acknowledgment by Wyomex and credit to Titan for $60,000, previously received by Wyomex for expenses and option payments;
•	$85,000 to be paid on or before the closing date;
•	A Promissory Note in the amount of $6,855,000 (the “Note”); and
•	A Purchase Money Mortgage securing the Note (the “Mortgage”).

As such, the following documents were executed:

•	A Quitclaim Deed for the Unpatented Mining Claims;

•	A Bill of Sale relating to any real property contained on or within the Wyoming Iron Complex; and

•	Assignment and Assumption Agreement for the leasehold interests relating to the Wyoming Iron Complex.

The Asset Purchase Agreement required us to make monthly payments of $1,000 to Chugwater Iron Company (“Chugwater”), the lessor under the Lease, and to make payments and filings necessary to maintain the Unpatented Mining Claims. It also required us to make semi-annual advance royalty payments, at an initial amount of $62,500, to Wyomex in anticipation of actual production (the “Advance Royalty Payments”).

Mutual Release and Settlement Agreement

Due to the lack of progress in raising the needed capital to pursue mineral exploration in earnest, we determined we could not fulfill the terms of the Asset Purchase Agreement and the Note. On January 27, 2014, we entered into a certain Mutual Release and Settlement Agreement with Wyomex to begin the process of  releasing the Wyoming Iron Complex properties back to Wyomex and terminating the Asset Purchase Agreement, Note and Mortgage.

Termination of the Asset Purchase Agreement:

a.	The Asset Purchase Agreement was terminated and all obligations arising out of or related to the Asset Purchase Agreement were terminated.
b.
In connection with such termination, the Company and Wyomex released and indemnified each other from and against any and all damages and actions of any kind whatsoever that any of them may have which (i) are based upon the Asset Purchase Agreement, and (ii) otherwise have as a basis actions or inactions arising out of or occurring prior to the effective date. Wyomex specifically released and indemnified us from any and all obligations to make Advance Royalty Payments or to make any payments to Chugwater.

Termination of Promissory Note and Mortgage.

a.	The Note and Mortgage were terminated, and all obligations arising out of or related to the Note and Mortgage were terminated.
b.
In connection with such termination, the Company and Wyomex released and indemnified each other from and against any and all damages and  actions of any kind whatsoever that any of them may have which (i) are based upon the Note and Mortgage, and (ii) otherwise have as a basis actions or inactions arising out of or occurring prior to the effective date. Wyomex specifically released and indemnified us from any and all obligations to make Advance Royalty Payments or to make any payments to Chugwater

We executed a Quitclaim Deed, which will be recorded in the appropriate county, conveying the Unpatented Mining Claims back to Wyomex.

On or around January 31, 2014, we entered into a debt settlement agreement whereby we issued shares to Wyomex for the conversion of $9,000 in debt owed for certain maintenance expenses related to the Unpatented Mining Claims and unpaid lease payments due to Chugwater.

On May 7, 2014, we entered into that certain Assignment and Assumption Agreement of Lease and General Assignment with Wyomex (“Assumption Agreement”), whereby we assigned back to Wyomex, and Wyomex re-assumed, all of its interests and obligations in and to Wyoming Iron Complex and certain other rights and interests, which Wyomex had previously assigned to us.

On May 7, 2014, we executed a Bill of Sale conveying all of our rights and interests to the Unpatented Mining Claims and any and all personal property located on, or associated with, Wyoming Iron Complex back to Wyomex.

Thus on May 7, 2014, we completed the process of: (i) terminating the Asset Purchase Agreement, the Note and the Mortgage; and (ii) releasing the Wyoming Iron Complex properties back to Wyomex.

Exhibit No.	Description
10.69	Assignment and Assumption of Lease and General Assignment between the Company and Wyomex Limited Liability Company, dated as of May 7, 2014
10.70	Bill of Sale exeucted by the Company, dated as of May 7, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IHOOKUP SOCIAL, INC.

Date: May 12, 2014	By:	/s/ Robert Rositano
Name:
Title: CEO